Michael J. Woodall
Chief of Operations	100 Federal Street
Putnam Investor	Boston, MA 02110
Services

November 2022

Dear Shareholder,

Thank you for taking the time to vote your shares in connection with the Special Meeting of Shareholders of Putnam Growth Opportunities Fund.

I’m writing to kindly request that you reconsider your vote for two important reasons.

First, a favorable vote on the proposed change would give your fund greater flexibility to invest more of its assets in the securities of fewer issuers than it would as a diversified fund. In our view, this flexibility could be especially helpful in navigating today’s markets.

Second, we had to adjourn the October 27, 2022 shareholder meeting to decide on this proposal due to insufficient voting participation from shareholders. This meeting will be reconvened on November 10, 2022. Your vote in favor today will help us to pass this proposal.

Voting only takes a few minutes. Should you decide to vote in favor of the proposal, please use one of the methods on the enclosed proxy ballot. Remember, if you vote by phone or internet, you’ll need the control number located on the right side of the proxy card.

Thank you for your time and consideration, and for investing with Putnam.

Sincerely,

Michael J. Woodall
Chief of Operations
Putnam Investor Services

331773 10/22